UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 5, 2017

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(I.R.S. Employer Identification No.)

One Lagoon Drive, Redwood City, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Issuance of 2.875% Senior Notes due 2026

On December 12, 2017, Equinix, Inc. (“Equinix”) issued and sold €1.0 billion aggregate principal amount of its 2.875% Senior Notes due 2026 (the “Notes”), pursuant to an underwriting agreement dated December 5, 2017 (the “Underwriting Agreement”) among Equinix and Merrill Lynch International, Citigroup Global Markets Inc., J.P. Morgan Securities plc, MUFG Securities EMEA plc and RBC Europe Limited, as representatives of the several underwriters named in Schedule II thereto. The Notes were issued pursuant to an indenture dated December 12, 2017 (the “Base Indenture”) between Equinix and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated December 12, 2017 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) among Equinix, the Trustee, Elavon Financial Services DAC, as registrar, and Elavon Financial Services DAC, UK Branch, as paying agent.

The Notes were offered pursuant to Equinix’s Registration Statement on Form S-3 (No. 333-221380) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission on November 7, 2017, including the prospectus contained therein dated November 7, 2017, a preliminary prospectus supplement dated December 4, 2017 and a final prospectus supplement dated December 5, 2017.

The Notes will bear interest at the rate of 2.875% per annum and will mature on February 1, 2026. Interest on the Notes is payable in cash on February 1 and August 1 of each year, beginning on August 1, 2018.

Equinix used the net proceeds of the sale of the Notes, together with approximately $10 million of cash on hand, to repay in full its €995.0 million term loan due 2024 that was outstanding under its credit agreement dated December 17, 2014 (as amended the “2014 Credit Agreement”).

Equinix may redeem all or a part of the Notes on or after February 1, 2021, on any one or more occasions, at the redemption prices set forth in the Indenture, plus, in each case, accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, at any time prior to February 1, 2021, Equinix may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes outstanding under the Indenture with the net cash proceeds of one or more equity offerings. At any time prior to February 1, 2021, Equinix may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption. In the event of certain developments affecting taxation, Equinix may redeem all, but not a part, of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption.

Upon a change of control, as defined in the Indenture, Equinix will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes on the date of purchase, plus accrued interest, if any, to, but excluding, the date of purchase.

The Notes are Equinix’s general unsecured senior obligations and rank equally with Equinix’s other unsecured senior indebtedness. The Notes effectively rank junior to Equinix’s secured indebtedness to the extent of the collateral securing such indebtedness and to all liabilities of Equinix’s subsidiaries. The Notes are not guaranteed by Equinix’s subsidiaries, through which Equinix currently conducts substantially all of its operations.

The Indenture contains restrictive covenants relating to limitations on: (i) liens; (ii) asset sales and mergers and consolidations; and (iii) sale and leaseback transactions, subject, in each case, to certain exceptions.

The Indenture contains customary terms that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to Equinix, the principal amount of the Notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

The above descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Base Indenture and the Supplemental Indenture (including the form of the Notes included therein). A copy of the Base Indenture, the Supplemental Indenture and the form of the Notes are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K.

A copy of the opinion of Davis Polk & Wardwell LLP relating to the validity of the Notes is incorporated by reference into the Registration Statement and is attached to this Current Report on Form 8-K as Exhibit 5.1.

Entry into New Credit Facility

On December 12, 2017, Equinix, as borrower, certain domestic subsidiaries of Equinix, as guarantors, a syndicate of financial institutions, as lenders (each a “Lender” and together, the “Lenders”), Bank of America, N.A., as administrative agent, a Lender and L/C issuer, Barclays Bank PLC, Goldman Sachs Bank USA, HSBC Securities (USA) Inc., ING Capital LLC, TD Securities (USA) LLC and Wells Fargo Bank, National Association as co-documentation agents and Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A., MUFG and RBC Capital Markets, as joint lead arrangers and book runners entered into a Credit Agreement (the “Credit Agreement”) in the aggregate principal amount of approximately 3.0 billion (US dollar equivalent), comprised of (i) a 2.0 billion (US dollar equivalent) senior unsecured multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an approximately 1.0 billion (US dollar equivalent) senior unsecured multi-currency term loan facility (the “Term Loan Facility” and, together with the Revolving Facility, collectively, the “Senior Credit Facility”). The Senior Credit Facility has a maturity date of December 12, 2022. Equinix may borrow, repay and reborrow amounts under the Revolving Facility until the maturity date of the Senior Credit Facility, at which time all amounts outstanding under the Revolving Facility must be repaid in full. Equinix borrowed £500,000,000 (or the US dollar equivalent of approximately 668.7 million at prevailing exchange rates in effect on December 6, 2017) and SEK 2,800,000,000 (or the US dollar equivalent of approximately 331.9 million at prevailing exchange rates in effect on December 6, 2017) under the Term Loan Facility on December 12, 2017 (each such borrowing, a “Term Loan Borrowing”). Commencing with the last business day of June 2018, each Term Loan Borrowing must be repaid in equal quarterly installments in the amount of 1.25% of such Term Loan Borrowing, with the remaining amount outstanding of each Term Loan Borrowing to be repaid in full on the maturity date of the Senior Credit Facility. Once repaid, amounts borrowed under the Term Loan Facility may not be reborrowed.

A portion of the proceeds of the Term Loan Facility was used to refinance indebtedness that was outstanding under the 2014 Credit Agreement, as described further below under Item 1.02, and to pay fees and expenses incurred in connection with the closing of the Senior Credit Facility. The remaining proceeds of the Term Loan Facility and the proceeds of the Revolving Facility shall be used for working capital, capital expenditures, acquisitions, dividends, distributions, stock buybacks, the issuance of letters of credit and other general corporate purposes. The Revolving Facility includes a $250,000,000 sublimit for the issuance of standby letters of credit. The Revolving Facility provides for borrowings and the issuances of letters of credit in United States Dollars as well as certain foreign currencies, including Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Swiss Francs, Swedish Krona and such other currencies as may from time to time be agreed to by the Lenders.

Borrowings under the Senior Credit Facility will bear interest at an index based on LIBOR or, at the option of Equinix, the Base Rate (defined as the highest of (a) the Federal Funds Rate (with such rate deemed to be zero if the Federal Funds Rate is less than zero) plus 1/2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%), plus, in either case, a margin based on either Equinix’s consolidated net lease adjusted leverage ratio or Equinix’s corporate credit rating from S&P Global Ratings, a division of S&P Global, Inc, (“S&P”), and corporate family rating from Moody’s Investors Service, Inc. (“Moody’s’). At the time of closing, (i) under the Term Loan Facility, the applicable margin for LIBOR-based borrowings was 145 basis points and the applicable margin for Base Rate borrowings was 45 basis points and (ii) under the Revolving Facility, the applicable margin for LIBOR-based borrowings was 120 basis points and the applicable margin for Base Rate borrowings was 20 basis points. A facility fee shall be payable quarterly in respect of the total amount of the Lenders’ commitments (regardless of utilization) under the Revolving Facility. Letter of credit fees shall be payable quarterly on the maximum amount available to be drawn under each letter of credit. Equinix is also required to pay certain fees to the administrative agent under the Senior Credit Facility.

The Senior Credit Facility contains customary covenants, including financial covenants which require Equinix to maintain certain financial coverage and leverage ratios, as well as customary events of default.

Equinix’s obligations under the Senior Credit Facility are guaranteed by certain of Equinix’s domestic subsidiaries. The guarantees shall be automatically released if Equinix receives certain minimum credit ratings from S&P and Moody’s and if certain other conditions set forth in the Credit Agreement are satisfied.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2017.

Barclays Bank plc, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., ING Bank N.V., London Branch, J.P. Morgan Securities plc, Merrill Lynch International, MUFG Securities EMEA plc, RBC Europe Limited, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., and Wells Fargo Securities International Limited and/or their respective affiliates have in the past provided investment banking services to Equinix. Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, ING Capital LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Union Bank, N.A., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, and U.S. Bank National Association and/or their respective affiliates have in the past provided lending services to Equinix.

Item 1.02	Termination of a Material Definitive Agreement

On December 12, 2017, using the net proceeds of the sale of the Notes, a portion of the proceeds of the Term Loan Borrowings and approximately $10 million of cash on hand, Equinix prepaid in full all of the indebtedness outstanding under the 2014 Credit Agreement and terminated the 2014 Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Senior Credit Facility disclosed in Item 1.01 above.

Item 8.01	Other Events

The information related to the Underwriting Agreement in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 8.01. A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement, dated December 5, 2017, between Equinix, Inc. and Merrill Lynch International, Citigroup Global Markets Inc., J.P. Morgan Securities plc, MUFG Securities EMEA plc and RBC Europe Limited, as representatives of the several underwriters named in Schedule II thereto

4.1*	Indenture, dated as of December 12, 2017, between Equinix, Inc. and U.S. Bank National Association, as trustee

4.2*	Supplemental Indenture, dated as of December 12, 2017, among Equinix, Inc. and U.S. Bank National Association, as trustee, and Elavon Financial Services DAC, UK Branch, as paying agent

4.3*	Form of 2.875% Senior Notes due 2026 (included in Exhibit 4.2)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: December 12, 2017